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                                                                    EXHIBIT 23.2

             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2003 Employee Stock Purchase Plan, 1999 Stock Plan and 2003 Directors' Stock Option Plan of RedEnvelope, Inc. of our report dated May 16, 2003 (June 13, 2003, as to the last paragraph of Note 4 and the first paragraph of Note 10 and September 23, 2003 as to the effects of the restatement discussed in Note 1 and the stock split discussed in the second paragraph of Note 10)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of net loss per share discussed in Note 1), with respect to the financial statements of RedEnvelope, Inc. appearing in its Registration Statement on Form S-1 (No. 333-106120) filed with the Securities and Exchange Commission.

                                               /s/ DELOITTE & TOUCHE LLP

September 29, 2003
San Francisco, California